UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                         FORM 8-K

                      CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities
                   Exchange Act of 1934

            Date of Report:  February 11, 1998



                       MEDPLUS, INC.
 (Exact name of registrant as specified in its charter)

Ohio                                     48-1094982
(State or other jurisdiction of      (I.R.S. Employer
 incorporation or organization)     Identification No.)

          8805 Governor's Hill Drive, Suite 100
                 Cincinnati, OH  45249
       (Address of principal executive offices)

                   (513) 583-0500
(Registrant's telephone number, including area code)

                           N/A
(Former name or former address, if changed since last report)






Item 2. Acquisition or Disposition of Assets. On January 30, 1998, the registrant issued the attached press release announcing the sale of all the assets, consisting primarily of accounts receivable, inventory, intellectual property and fixed assets, of IntelliCode Intelligent Bar Coding Systems, a division of the registrant, to Becton Dickinson and Company for an initial payment of $17.4 million plus royalty payments. The initial payment is subject to adjustment after closing based on the actual net book value of such assets as of the closing date. In connection with the acquisition, Becton Dickinson also assumed certain liabilities of IntelliCode Intelligent Bar Coding Systems. The registrant also sold to Becton Dickinson $2 million worth of shares of the registrant's common stock.

Item 5. Other Events. On January 30, 1998, the registrant issued the attached press release announcing that its wholly owned subsidiary, Universal Document Management Systems, Inc. (UDMS), withdrew its proposed initial public offering of 2,600,000 shares of common stock as a result of the existing market for initial public offerings.

Item 7.  Financial Statements and Exhibits

(b) Pro Forma Financial Statements

The following unaudited Pro Forma Consolidated Balance Sheet of MedPlus, Inc. and Subsidiaries (the "Company") as of September 30, 1997 and the Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 are presented to give effect to the sale of all the assets of the Company's IntelliCode Intelligent Bar Coding Systems Division ("IntelliCode") and assumption of certain liabilities by Becton Dickinson and Company ("Becton") and the sale of 222,556 shares of the Company's common stock to Becton for $2,000,000, collectively, the "Transactions."

Historical financial data used to prepare the pro forma financial statements were derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the unaudited consolidated financial statements included in the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1997. These pro forma financial statements should be read in conjunction with such historical financial statements.

In December 1997, the Company changed its fiscal year end from December 31 to January 31 as disclosed in the Company's Form 8-K filing dated December 19, 1997. Recasting the quarterly financial information for the fiscal nine months ended October 31, 1997 is not practical or cost justified at this time. Accordingly, the Company has elected to present the pro forma financial information for the nine months ended September 30, 1997. The Company does not have seasonal trends which would impact the comparability of the pro forma financial information presented.

The pro forma adjustments reflected herein are based on available information and certain assumptions that the Company's management believes are reasonable. Pro forma adjustments made in the Pro Forma Consolidated Balance Sheet assume that the Transactions were consummated on September 30, 1997; these adjustments do not reflect the impact of the operating results of IntelliCode or changes in the assets and liabilities of IntelliCode subsequent to September 30, 1997. The pro forma adjustments to the Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 assume the Transactions were consummated on January 1, 1997 and January 1, 1996, respectively.

The Pro Forma Consolidated Balance Sheet and the Pro Forma Consolidated Statements of Operations are based on assumptions and approximations and, therefore, do not reflect in precise numerical terms the impact of the transactions on the historical financial statements. In addition, such pro forma financial statements should not be used as a basis for forecasting future operations of the Company.


                    MEDPLUS, INC. and SUBSIDIARIES
              Pro Forma Consolidated Statement of Operations
	           For the Nine Months Ended September 30, 1997
                              (unaudited)


                           As             Pro Forma    Pro Forma
                        Reported         Adjustments    Balance
                       __________       ______________  _________

Revenues             $ 12,619,417       (5,148,554)(A)  7,470,863
Cost of revenues        7,183,015       (2,321,469)(A)  4,861,546
                       __________        _____________  _________
       Gross profit     5,436,402       (2,827,085)     2,609,317
Operating expenses:
 Sales and marketing   4,665,983        (1,039,379)(A)  3,626,604
 Research and
   development           662,482          (207,449)(A)    455,033
 General and
   administrative      2,520,392          (299,969)(A)  2,220,423
 Universal Document
   offering expenses     144,876              -           144,876
                      __________         _____________  _________
    Total operating
        expenses       7,993,733        (1,546,797)     6,446,936
                      __________         _____________  _________
     Operating loss   (2,557,331)       (1,280,288)    (3,837,619)
 Other income
   (expense), net        (99,786)          680,976 (B)    581,190
                       __________         _____________  _________
     Loss before
      income tax
      benefit         (2,657,117)         (599,312)    (3,256,429)

Income tax benefit         -             1,270,007 (D)  1,270,007
                       __________         _____________  _________
    Net loss         $(2,657,117)          670,695     (1,986,422)
                       __________         _____________  _________
                       __________         _____________  _________
    Net loss per
      share          $     (0.45)                           (0.32)
                       __________                        _________
                       __________                        _________

  Weighted average
  number of shares
  of common stock
  outstanding           5,918,855                        6,141,411
                       __________                        _________
                       __________                        _________


                 MEDPLUS, INC. and SUBSIDIARIES
            Pro Forma Consolidated Statement of Operations
                 For the Year Ended December 31, 1996
                            (unaudited)

                                 As      Pro Forma      Pro Forma
                              Reported   Adjustments     Balance
                              ________   ___________    __________

Revenues                   $10,940,456   (6,408,184)(A) 4,532,272
Cost of revenues             5,477,932   (2,955,949)(A) 2,521,983
                            ___________  ____________   __________
    Gross profit             5,462,524   (3,452,235)    2,010,289

Operating expenses:
  Sales and marketing        4,083,250   (1,170,753)(A) 2,912,497
  Research and development     660,424     (179,501)(A)   480,923
  General and administrative 3,441,526     (511,453)(A) 2,930,073
                            ___________  ____________   __________
    Total operating
      expenses               8,185,200   (1,861,707)    6,323,493
    Operating loss          (2,722,676)  (1,590,528)   (4,313,204)

Other income, net              252,381      825,872(B)  1,078,253
                            ___________  ____________   __________

       Loss before
       income tax
       benefit (expense)    (2,470,295)    (764,656)   (3,234,951)

Income tax benefit (expense)    (1,897)   1,261,631(D)  1,259,734
                            ___________  ____________   __________

       Net loss            $(2,472,192)     496,975    (1,975,217)
                            ___________  ____________   __________
                            ___________  ____________   __________

       Net loss per share  $     (0.42)                     (0.32)
                            ___________                 __________
                            ___________                 __________

Weighted average
number of shares
of common stock
outstanding                   5,876,482                 6,099,038
                            ___________                 __________
                            ___________                 __________




                    MEDPLUS, INC. and SUBSIDIARIES
               Pro Forma Consolidated  Balance Sheet
                      As of September 30, 1997
                           (unaudited)


                            As      Pro Forma           Pro Forma
               ASSETS    Reported  Adjustments           Balance
                        __________ ______________      ___________

Current assets:
  Cash and cash
   equivalents          $ 306,287  15,720,817(E)(G)(H) 16,027,104
  Accounts receivable,
  less allowance for
   doubtful accounts
   of $ 115,000         6,689,759  (1,635,871)(F)       5,053,888
  Inventories           1,164,396    (627,943)(F)         536,453
  Unbilled service
  contracts               380,227    (380,227)(F)             -
  Prepaid expenses and
  other current assets    658,495      (1,637)(F)(J)      656,858
  Deferred acquisition
  and offering costs    1,484,716           -           1,484,716
                        __________ ______________      ___________
  Total current assets 10,683,880  13,075,139          23,759,019

Unbilled service
  contracts             1,380,272  (1,380,272)(F)              -
Other receivables       1,431,832       -               1,431,832
Capitalized software
development costs, net  2,584,767    (165,149)(F)       2,419,618
Fixed assets, net       1,574,513    (275,716)(F)       1,298,797
Excess of cost over
 fair value of net
 assets acquired, net     834,784       -                 834,784
Other assets               77,364     (13,867)(F)          63,497
                        __________ ______________      ___________
                      $18,567,412  11,240,135          29,807,547
                        __________ ______________      ___________
                        __________ ______________      ___________


     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current installments
  of obligations under
  capital leases      $    32,066      -                   32,066
  Borrowings on
  line of credit        3,637,553  (3,637,553)(H)             -
  Accounts payable      3,194,901      -                3,194,901
  Current income
  taxes payable             -       2,536,594 (J)       2,536,594
  Accrued expenses      1,243,996     882,000 (I)       2,125,996
  Deferred revenue
  on unbilled service
  contracts               380,227    (380,227)(F)              -
  Deferred revenue      1,283,538    (641,630)(F)         641,908
                        __________ ______________      ___________
   Total current
   liabilities          9,772,281  (1,240,816)          8,531,465

Obligations under
 capital leases,
 excluding current
 installments              58,233        -                 58,233
Deferred revenue on
 unbilled service
 contracts              1,380,272  (1,380,272)(F)              -
Deferred income taxes       -       1,023,589 (J)       1,023,589
                        __________ ______________      ___________
   Total liabilities   11,210,786  (1,597,499)          9,613,287
                        __________ ______________      ___________

Shareholders' equity:
  Common stock              1,076          41 (G)           1,117
  Additional paid-in
    capital            14,862,247   1,999,959 (G)      16,862,206
  Retained earnings
  (accumulated
   deficit)            (7,506,697) 10,837,634 (K)       3,330,937
                        __________ ______________      ___________
Total shareholders'
 equity                 7,356,626  12,837,634          20,194,260
                        __________ ______________      ___________
                      $18,567,412  11,240,135          29,807,547
                        __________ ______________      ___________
                        __________ ______________      ___________




MEDPLUS, INC. and SUBSIDIARIES
Notes to the Pro Forma Consolidated Financial Statements

     (A) Represents the elimination of revenues and expenses related to the operations of IntelliCode.

     (B) Represents investment income from excess cash proceeds over the amount assumed to repay outstanding borrowings and the elimination of interest expense from the repayment of outstanding borrowings.

     (C) The accompanying Pro Forma Consolidated Statements of Operations do not include any non-recurring effects directly attributable to the sale of IntelliCode or the sale of common stock. The Company will provide a reserve for all expected costs associated with the Transactions. Such costs are expected to include severance, bonuses, and a reserve for certain contingent liabilities related to accounts receivable and inventories. The amount of such costs is expected to total approximately $882,000 and is included as a decrease in the after-tax income reflected in retained earnings on the Pro Forma Consolidated Balance Sheet.

     (D) The Pro Forma Consolidated Statements of Operations assume that the sale of IntelliCode occurred as of the beginning of each period presented. An income tax benefit has been provided for the net operating losses incurred in 1996 and 1997 as these net operating losses may be carried back to offset the income taxes due on the gain from the sale of IntelliCode.

     (E) Represents a purchase price for the sale of IntelliCode of $17,358,370 based on the Consolidated Balance Sheet as of September 30, 1997.

     (F) Represents the elimination of assets and liabilities as a result of the sale of IntelliCode.

     (G) Represents proceeds of $2,000,000 from the sale of 222,556 shares of common stock of the Company .

     (H) Represents the use of proceeds from the Transactions to repay borrowings on the Company's lines of credit.

     (I) Represents the accrual of costs associated with the Transactions of approximately $882,000.

     (J) Represents recognition of current income taxes payable of $2,536,594 and recognition of a reduction in the valuation allowance on the deferred tax assets associated with net operating losses utilized to offset the gain on the sale of IntelliCode. The Company had estimated net operating losses for tax purposes as of September 30, 1997 of approximately $7,800,000. The Company had previously provided for a full valuation allowance on its deferred tax assets arising from the net operating losses to the extent that these deferred tax assets exceeded the Company's net deferred tax liabilities. Therefore, the deferred tax expense recognized is net of a deferred tax benefit associated with the reduction in the deferred tax asset valuation allowance.

    (K) Represents a pre-tax gain of $14,290,204, plus income tax expense of $3,452,570. The Pro Forma Consolidated Balance Sheet assumes the Transactions were consummated on September 30, 1997, and therefore does not give effect to the operating results or changes in the assets and liabilities of IntelliCode subsequent to that date.

(c)  Exhibits

  2 Asset Purchase Agreement (Schedules and Attachments will be provided to the Commission upon request)
99.1  Press release regarding IntelliCode dated January 30, 1998.
99.2  Press release regarding UDMS dated January 30, 1998.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       MEDPLUS, INC.



Date: February 11, 1998                 By:_______________________
                                          Daniel A. Silber
                                          Chief Financial Officer


EXHIBIT 2
_________

                    ASSET PURCHASE AGREEMENT


     Asset Purchase Agreement, dated January 28, 1998, by and among Becton, Dickinson and Company, a New Jersey corporation
("Buyer" or "Becton"), and MedPlus, Inc., an Ohio corporation
("Seller" or "MedPlus").

                    W I T N E S S E T H:

     WHEREAS, Seller is engaged in the business of manufacturing and selling a line of electronic bar code systems and other products, through its IntelliCode division (the "Division"), and is currently developing the MedEx products (collectively, the "Business"); and

     WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the property, assets and goodwill used in the Division and all rights of Seller in and to the MedEx products, and Buyer desires to assume and Seller desires to transfer certain liabilities of Seller, all upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, pursuant to that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") by and between Buyer and Seller, Buyer has agreed to purchase and MedPlus has agreed to sell 222,556 shares of the common stock of MedPlus;

     NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller do each hereby agree as follows:


SECTION 1.  Assets to be Acquired.

     1.1 Assets. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, on the Closing Date (as defined in Section 4 hereof), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title, and interest in and to the properties, assets and rights owned, used, useful, acquired for use, or arising or existing solely in connection with the Business (other than the Excluded Assets described in Section 1.2 below) wherever located, whether real or personal, tangible or intangible, and whether or not recorded on Seller's books and records, all as the same shall exist at the Closing (as defined in Section 4 hereof), free and clear of Encumbrances (as defined in Section 5.3 hereof), including, without limitation, the following:

       (a) all inventories of Seller, including finished goods, work-in-process and raw materials comprising the Business' current product line and/or used in the production thereof (excluding obsolete or unusable items) (the "Inventory");

       (b) all of Seller's products, ideas, concepts, inventions and all rights thereto for current products of the Business and products in the process of development by Seller for use solely in connection with the Business, including but not limited to the MedEx products and those other products described on attached
Schedule 1.1(b) (the "Products");

       (c) all of Seller's executory contracts, whether oral or written, related solely to the Business, including, without limitation, distributor agreements, consulting agreements, open purchase and sale orders, personal property leases (including machinery and equipment leases), agreements with sales representatives, license agreements, and all guarantees or indemnities which Seller may have from any customers or suppliers and listed on Schedule 1.1(c) (hereinafter collectively referred to as the "Contracts");

       (d) all LAP receivables and trade accounts receivable related to the Business (collectively, the "Receivables");

       (e) all prepaid assets and expenses of Seller related to the Business and as to which Buyer will receive the benefits of after Closing (the "Prepaid Assets");

       (f) all of Seller's intellectual property related solely to the Business, including, without limitation, all patents, patent applications, trademarks (including trade dress), trademark applications and registrations, trade names, all variants thereof, trade styles, service marks, service names, and all goodwill associated therewith, copyrights, copyright applications and registrations (including, but not limited to, all such items more particularly described in Schedule 1.1(f)), together with all patentable and unpatentable inventions, whether or not now reduced to practice, ideas, improvements, design rights, semiconductor mask works, printed circuit boards, works of authorship, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formula, technology, computer and electronic data processing programs, software, logic and methodology, processes, know-how, confidential information, advertising materials, designs, sketches and art work, and other proprietary property, rights and interests of Seller used, useful or usable solely in the Business (hereinafter collectively referred to as the "Intellectual Property");

     (g) all of Seller's licenses, product registrations, permits, variances, franchises, notices, authorizations and approvals which relate solely to the Business including, without limitation, those for all equipment and Intellectual Property, from all Federal, state, local and foreign authorities and all other third parties, including, but not limited to, those described in Schedule 1.1(g) hereto (hereinafter collectively referred to as the "Permits");

     (h) all machinery, equipment, furniture and fixtures, improvements, computer hardware, tools, molds, printing plates, parts, accessories, supplies and plant and office equipment owned by Seller and used, useful or usable solely in the conduct of the Business, including, without limitation, those items described more fully in Schedule 1.1(h) hereto (the "Equipment"), together with any rights or claims of Seller arising out of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof, including any claims for past breaches thereof;

      (i) the lease for the premises on which the Business is currently conducted (the "Premises"), as more particularly described in Schedule 1.1(i) hereto (the "Real Estate Lease");

      (j) all existing financial, accounting, Tax and operating data and records relating solely to the Business, including, without limitation, all books, records, notes, sales and sales promotional data, credit information, cost and pricing information, advertising data, blueprints, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and other similar property, rights, and information (provided that Seller may retain the original copies of its tax returns and attachments thereto, and records related to the Excluded Assets and the Retained Liabilities (as each such term is hereinafter defined), and shall provide Buyer with copies of all such materials), and copies of all other data and records of Seller to the extent such data and records relate to the Business; and

     (k) any and all goodwill and going concern value of the Business.

     The assets to be sold, conveyed, assigned, transferred and delivered to Buyer by Seller pursuant to this Agreement are hereinafter collectively referred to as the "Assets".

     1.2  Excluded Assets.  Notwithstanding anything contained in
Section 1.1 to the contrary, the Assets shall not include the following specific properties, assets, and rights of Seller, which are sometimes referred to collectively herein as the "Excluded Assets":

     (a)  cash;

     (b)  all marketable and other investment securities;

     (c) all items of obsolete or unusable inventory, including raw material and component parts;

     (d)  the assets set forth in Schedule 1.2;

     (e) the Sales Representative and Distributorship Agreement, dated December 17, 1992, between Seller and TimeMed Labeling; and

     (f)   the Operating Agreement, dated July 10, 1997 (the "ILC
Agreement), between Seller and Information Leasing Corp. ("ILC").

     1.3 Instruments of Assignment. At the Closing, Seller shall deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment in such form as Buyer shall reasonably request to effect or evidence the sale, conveyance, assignment, transfer and delivery of the Assets to Buyer.

     1.4 Restrictions on Assignment. Seller shall use its best efforts, and Buyer shall cooperate in all reasonable respects with Seller, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Buyer the Assets. If such consent is not obtained or if an attempted assignment would be ineffective, or would be a breach of or would impair Buyer's rights under any Contract, Permit or any right to be assigned to Buyer pursuant to the provisions hereof so that Buyer would not receive all such rights, and Buyer waives its condition to Closing contained in Section 10(f) hereof insofar as such consent has not been obtained prior to Closing, Seller shall use its best efforts to provide or cause to be provided to Buyer the full benefits of any such Contract, Permit or any right to be assigned to Buyer pursuant to the provisions hereof. Seller shall promptly pay or cause to be paid to Buyer when received all monies received by Seller with respect to any such Contract, Permit or any right to be assigned to Buyer pursuant to the provisions hereof. In consideration of Seller providing or causing to be provided to Buyer the full benefits of any such Contract, Permit or any right to be assigned to Buyer pursuant to the provisions hereof, Buyer shall perform and discharge on behalf of Seller all of Seller's debts, liabilities, obligations or commitments thereunder arising from and after the Closing in accordance with the provisions thereof. The terms of any consents or waivers obtained or executed in connection with the transactions contemplated hereby shall not limit in any way Seller's obligations with respect to the Retained Liabilities hereunder.

SECTION 2.  Liabilities to be Assumed.

     2.1   Assumption.

     (a) Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and covenants contained herein, and in consideration for the sale, conveyance, assignment, transfer, and delivery of the Assets to Buyer, on the Closing Date Buyer shall assume and undertake to pay, perform and discharge when due all of the liabilities, obligations or commitments of Seller arising under the Contracts and Permits and Real Estate Lease from and after the Closing Date (the "Assumed Liabilities"). In no event shall the Assumed Liabilities include any liabilities for defaults (or events which constitute breaches and, upon notice and/or the passage of time, or both, would become defaults) under the Contracts or Permits existing as of the Closing Date or any liabilities thereunder accrued as of the Closing Date.

     (b) Except for the Assumed Liabilities, and except to the extent otherwise provided in Section 8.11 with respect to certain post-Closing liabilities, all obligations, debts, commitments or liabilities relating to, arising out of or in connection with the ownership of the Assets and the operation of the Business and/or of Seller on or prior to the Closing Date, whether known or unknown, fixed, contingent or otherwise, whenever arising, including, but not limited to, product liability claims relating to Products manufactured by Seller on or prior to the Closing Date, any claims relating to infringement of third party intellectual property rights by Seller on or prior to the Closing Date, any Taxes (as defined in Section 5.9) of the Seller relating to the Assets or the operation of the Business on or prior to the Closing Date and any Taxes of any person as transferee or successor, by contract, under Treasury Regulation 1.1502-6 (or any similar provisions of state, local or foreign law) or otherwise, liabilities relating to any environmental condition or under environmental Law (as defined in Section 5.8) existing or occurring on or prior to the Closing Date, any pending or threatened Litigation (as defined in Section 5.10), the payment of all employee wages and fringe benefits and contributions to Seller's profit sharing, bonus or similar plans for periods and occurrences up to and including the Closing Date, any and all retrospective adjustments to premiums for worker's compensation insurance for premium periods up to and including the Closing Date, and such other liabilities identified herein (collectively, the "Retained Liabilities"), shall be retained by Seller and shall not be assumed by Buyer.

     2.2 Instruments of Assumption. At the Closing, Buyer shall execute and deliver to Seller such written instruments of assumption to effect or evidence its assumption of the Assumed
Liabilities in such form as Seller shall reasonably request.


SECTION 3.  Purchase Price.

     3.1 Purchase Price. In consideration for the sale, conveyance, assignment, transfer and delivery of the Assets and the covenants set forth in Section 8.12, Buyer shall:

     (a) pay to Seller the Initial Payment (as defined below) for the Assets, payable as set forth below in Section 3.2;

     (b) assume the Assumed Liabilities; and

     (c) pay to Seller any Royalties (as defined below) which may become payable pursuant to Section 3.5 hereof.

     The consideration to be provided by Buyer to Seller pursuant to this Section 3.1 is referred to herein as the "Purchase Price."

    3.2   Payment of Initial Payment.

     (a) At the Closing, Buyer shall pay to Seller an amount (such amount being referred to herein as the "Initial Payment") equal to Eighteen Million Dollars ($18,000,000.00) less the aggregate amount of any deferred revenues which are recorded or should be recorded on the books and records of the Seller as of the Closing Date in connection with any service, loan, warranty or other agreement or arrangement of Seller relating to the Business (which deferred revenues are more specifically described in the Financial Statements (as defined in Section 5.5) as "Deferred revenue," "Deferred loaner revenue" and "LAP deferred service revenue"), the performance of which agreements and arrangements will be assumed by Buyer pursuant to Section 2.1 hereof (such deferred revenues being referred to herein collectively as the "Deferred Revenues"); and

     (b) Unless otherwise specified herein, all payments to be made by Buyer pursuant to Section 3 of this Agreement shall be made by wire transfer of next day funds to an account designated in writing by Seller.

     3.3 Deferred Revenues. At the Closing, Seller shall deliver to Buyer a true, correct and complete schedule listing by customer and agreement the amount of Deferred Revenues as of the Closing Date.

     3.4     Post-Closing Adjustment.

     (a) Within thirty (30) days following the Closing Date, Seller shall prepare a statement (the "Closing Statement") reflecting the net book value of the Inventory and Receivables as of the Closing Date. The Initial Payment shall be reduced, on a dollar-for-dollar basis, by the amount, if any, by which the total aggregate amount of Inventory and Receivables (collectively, the "Working Capital") reflected on the Closing Statement shall be less than $1,950,000.00. The Initial Payment shall be increased, on a dollar-for-dollar basis, by the amount, if any, by which the total aggregate amount of Working Capital reflected on the Closing Statement shall be more than $2,150,000.00.

     (b) Buyer shall have fifteen (15) days following receipt of the Closing Statement to review the same and notify Seller in writing of any objections Buyer may have to the content of the Closing Statement. In addition, Buyer shall be entitled to conduct a physical inventory on the Premises on or prior to the Closing Date, and Seller shall provide such assistance in connection therewith as Buyer may reasonably request.

     (c)  If Buyer shall agree with the content of the Closing
Statement and the Initial Payment is reduced pursuant to Section
3.4(a) above, then Seller shall promptly pay to Buyer the amount by which the Initial Payment has been reduced.

     (d)  If Buyer shall agree with the content of the Closing
Statement and the Initial Payment is increased pursuant to Section 3.4(a) above, Buyer shall promptly pay to Seller the amount by which the Initial Payment has been increased.

     (e) If Buyer shall object to the content of the Closing Statement and such dispute has not been resolved within thirty
(30) days of Seller's receipt of Buyer's objection, then the determination of the Closing Statement shall be submitted to an independent public accountant mutually agreed upon by the parties, whose determination shall be binding and conclusive upon the parties. The fees and expenses of such independent public accountant shall be shared equally by Buyer and Seller.


     3.5 Royalty Payments. For a period of five (5) years immediately following the Closing (the "Royalty Term"), Buyer shall pay royalties (the "Royalties") to Seller in accordance with, and subject to, the terms and conditions set forth on
Exhibit 3.5 attached hereto. During the Royalty Term, Seller shall have the right to audit, at Seller's cost and during regular business hours and upon reasonable advance notice, the books and records of Buyer relating to the calculation of the Royalties; provided, that Seller shall only be entitled to audit such books and records once during any twelve month period; and provided, further, that in the event Seller shall fail to audit the books and records of Buyer with respect to any year of the Royalty Term (a "Royalty Year") within two (2) years following the end of such Royalty Year, Seller shall thereafter have no right to audit Buyer's books and records with respect to such Royalty Year unless a court shall have determined the existence of fraud on Buyer's part with respect to the calculation of Royalties in any subsequent Royalty Year. Any audit conducted pursuant to this
Section 3.5 shall be performed by (i) an independent public accountant mutually agreed upon by the parties, or (ii) representatives of Seller, with the consent of Buyer, which consent shall not be unreasonably withheld. Any information provided to Buyer pursuant to this Section 3.5 shall be maintained in confidence by Buyer in accordance with Section 8.12.

SECTION 4.  Closing.

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer at 1 Becton Drive, Franklin Lakes, New Jersey, on the tenth calendar day following the satisfaction of all conditions for the consummation of the transactions contemplated hereby, including, without limitation, the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or such other date as may be mutually agreed upon by the parties hereto, but in no event later than February 27, 1998, unless otherwise agreed to in writing by the parties hereto (such time and date of the Closing being herein referred to as the "Closing Date"). Each of the parties agrees to use their reasonable efforts to assure that the Closing will occur on or before January 30, 1998, or as soon thereafter as practicable. In the event the Closing shall not occur on or before February 27, 1998, either party may terminate this Agreement, in which event this Agreement shall become void and there shall be no further liability on the part of any of the parties hereto; provided, that the right to terminate this Agreement pursuant to this Section 4 shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date. The Closing shall be effective immediately upon its occurrence. Notwithstanding the foregoing, any provision of this Agreement which provides for an accounting with respect to the assets and/or liabilities of the Business at Closing or on the Closing Date shall be measured as of 5:00 p.m. New York time on the Closing Date (the "close of business").

SECTION 5. Representations and Warranties of Seller.

    Seller hereby represents and warrants to Buyer as follows:

    5.1 Corporate Organization and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Seller has full corporate power and authority to carry on the Business as it is currently conducted and to own, lease and operate the Assets where and in the manner in which such Assets are now owned, leased or operated. Seller does not currently operate the Business in any state in such a manner as would require Buyer, solely as a result of Buyer's operation of the Business following the Closing in the same manner as presently conducted by Seller, to qualify to do business as a foreign corporation in any state other than the State of Ohio. The Business has not been conducted through any direct or indirectly owned subsidiary or any affiliate of Seller.

     5.2 Corporate Authorization. Seller has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements, instruments and documents to be executed and delivered by Seller in connection herewith (collectively, the "Ancillary Seller Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement has been and all Ancillary Seller Documents have been or will be, on or prior to the Closing Date, duly authorized, executed and approved by all necessary and proper corporate action of Seller. No approval of the transactions contemplated hereby, or by the Stock Purchase Agreement or other Ancillary Seller Documents, by the shareholders of Seller is required under the Articles of Incorporation or Code of Regulations of Seller or under any applicable Law or the rules of any self-regulatory organization (including without limitation, the National Association of Securities Dealers, Inc.). This Agreement constitutes a legal, valid and binding obligation of Seller, and each Ancillary Seller Document to be delivered in connection herewith, when executed and delivered, will constitute, a legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms.

     5.3 No Violation or Conflict. Neither the execution and delivery of this Agreement or any Ancillary Seller Document by Seller nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in the breach or modification of, or default under, or accelerate the performance required by (a) any of the terms, conditions or provisions of the Certificate or Articles of Incorporation or other charter document or Code of Regulations or By-Laws of Seller, or (b) any term, provision, covenant or condition of any agreement or understanding to which Seller is a party or to which Seller's assets are subject, or (c) any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any Law (as defined in Section 5.8 hereof) to which Seller or any of its assets are subject, or result in the creation or imposition of any lien, mortgage, security interest, pledge, charge, easement, right of avoidance, imperfection of title, claim or other restriction or encumbrance (other than UCC-1 informational filings on leased personal property) (each an "Encumbrance") thereunder upon any of the Assets or give to any person or entity any interest or right, including any right of acceleration, termination or cancellation, in or with respect to, or otherwise materially affect, any of the Assets (including, without limitation, the Contracts and Permits) or the Business. Seller is not a party to any contract, understanding or ongoing negotiation or discussion with any person or entity other than Buyer concerning any Transaction (as hereinafter defined) involving Seller.

     5.4 Consents, Approvals, Permits and Authorizations. Except as set forth on Schedule 5.4 hereto, and except as may be required under the HSR Act, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, governmental, public or regulatory body or authority is required in connection with the execution and delivery of this Agreement or any Ancillary Seller Document by Seller or the consummation by Seller of the transactions contemplated hereby and by the Ancillary Seller Documents (including, without limitation, the assignment by Seller, and assumption by Buyer, of the Permits), or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted. Except as set forth in
Schedule 5.4 hereto, no consent, approval or authorization of any person, partnership, corporation or other entity is required in connection with the execution or delivery of this Agreement or any Ancillary Seller Document by Seller or the consummation by Seller of any of the transactions contemplated hereby, including, without limitation, the assignment by Seller, and assumption by Buyer, of the Contracts, or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted. Except as set forth on Schedule 5.4 hereto, Seller has no, nor is Seller required by applicable Law to have any, licenses, permits, product approvals or registrations, authorizations, franchises or other approvals from any domestic (federal, state or local) or foreign governmental, public or regulatory body or authority which relate specifically to the Assets or the Business and not generally to Seller.

     5.5 Financial Statements. The statements of net assets of the Division as of December 31, 1996, September 30, 1997, October 31, 1997 and December 31, 1997, respectively, and the related year-to-date statements of income for the periods then ended, are attached hereto as Schedule 5.5(a). The statements of net assets and related statements of income attached hereto as
Schedule 5.5(a) are collectively referred to herein as the "Financial Statements." Each of such statements of net assets fairly presents the Assets and Deferred Revenues of the Division as of the date thereof, and the related statements of income fairly present the revenues and direct expenses of the Division for the periods referred to therein, in all material respects.
Schedule 5.5 (c) sets forth the Division's allocated share of expenses of the Seller which are not reflected on the foregoing statements of income. The Financial Statements have been prepared consistently and have been prepared from the books of account of Seller from which the consolidated financial statements of Seller have been prepared. Such consolidated financial statements have been audited by KPMG Peat Marwick LLP as of December 31, 1996 and for the year then ended, and are in accordance with generally accepted accounting principles consistently applied.

     5.6     Property; Inventory; Receivables.

     (a) Except as set forth in Schedule 5.6 hereto, and except in regard to any Excluded Asset, Seller owns in fee and has and will convey to Buyer good and marketable title to the Assets, free and clear of all Encumbrances.

     (b) The Inventory is of a quality usable and saleable in the ordinary course of Seller's Business as presently conducted and conducted immediately prior to the Closing Date. All items of Inventory have been, and as of the Closing, will have been, acquired in the ordinary course of business from unaffiliated third parties in customary quantities and at prevailing prices or manufactured in the ordinary course of business by Seller.

     (c) All of the Receivables have arisen from bona fide transactions actually made in the ordinary course of business. To Seller's knowledge, all of the Receivables are fully collectible by Buyer in the ordinary course of business without the retaining of any collection agency or resort to litigation or other extraordinary methods of collection. None of the Receivables reflect any conditional sale, consignment or other contingent sale, is in dispute or, to Seller's knowledge, subject to any defense, counterclaim or set-off.

     (d) Seller does not own any real property used in the conduct of the Business.

     5.7 Contracts. Schedule 1.1(c) sets forth a true, complete and accurate list of the Contracts (other than Excluded Assets) to which Seller is a party and which relate solely to the Business, and Seller has delivered to Buyer a true and complete copy of each written Contract and a true and complete description of each oral Contract. All the Contracts were entered into in the ordinary course of business. Seller is not in default nor does any breach by Seller exist under any Contract, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a default by Seller under any Contract, nor has Seller received any notices concerning any of the foregoing. To Seller's knowledge, no other party to any Contract has committed any event of default thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would result in the occurrence of such an event of default. Except as set forth on Schedule 1.1(c), Seller has complied in all material respects with the provisions of each Contract. Neither Seller nor, to the knowledge of Seller, any other party, is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of such Contracts and no waiver or indulgence has been granted by any of the parties thereto. Each Contract is valid, in full force and effect and enforceable in accordance with its terms. Except as set forth on Schedule 1.1(c), each of the Contracts is assignable by Seller to Buyer without the consent of the other party or parties thereto. None of the Contracts have been assigned to ILC pursuant to the ILC Agreement. Except as set forth in Schedule 1.1(c), and other than the Preferred Vendor Agreement, dated September 2, 1997, between Seller and Magnet, Inc., Seller is not party to any group buying contract relating to the Business.

     5.8 Compliance With Applicable Laws and Regulations; Environmental Matters. (a) Seller has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by Federal, state, local and foreign governmental authorities applicable to it in the operation or ownership of the Business and the Assets, including without limitation, all such laws, regulations, rules, orders, judgments, decrees and other requirements (i) of the United States Food and Drug Administration, and (ii) relating to matters of environmental protection, pollution, sanitation, conservation, hazardous substances, pollutants or contaminants and to matters of antitrust, trade, employment, labor, non-discrimination, safety and health, zoning and building codes and the labeling of any Product (collectively, "Laws"). The Permits set forth on Schedule 1.1(g) include all the licenses, permits, variances, franchises, notices, authorizations and approvals from any Federal, state, local and foreign authority required for the conduct of the Business as presently conducted or as may be conducted on the Closing Date. Seller is not in violation of any Permit, all such Permits are in full force and effect and, to the knowledge of Seller, no suspension or cancellation of any Permit has been threatened.

(b)(i) Seller has received no notices of environmental violations or environmental claims relating to the Business and all reports made by Seller relating to the Business to federal, state and local environmental agencies since January 1, 1993 and Seller has delivered to Buyer true and correct copies of all such notices, claims and reports.

     (ii) Seller has not conducted or operated and currently does not conduct or operate on any real property, wherever located, and there is not currently conducted or operated by Seller and there has never been conducted or operated by Seller on any real property, in connection with the operation of any Assets or the conduct of the Business, any storage areas, drum storage areas, surface impoundments, incinerators, land fills, tanks, lagoons, ponds, waste piles, or deep well injection systems for the purpose of treatment, storage or disposal of (A) hazardous waste as defined by the Federal Resource Conservation and Recovery Act, as amended ("RCRA"), or (B) solid waste, as defined by
Section 3734.01(E) of the Ohio Revised Code;

     (iii) Seller has not, in connection with the operation of any Assets or the conduct of the Business, transported for off-site disposal any hazardous waste or substance as defined in either RCRA or the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or entered into any contract or agreement, or otherwise arranged, for the transportation, storage, or disposal of any such hazardous substance or waste at any off-site treatment, storage or disposal facility;

     (iv) There has been no spill, release or discharge by Seller of any hazardous substance, as the term is defined in CERCLA or in the Federal Superfund Amendment and Reauthorizations Act of 1986 ("SARA"), or of a hazardous waste, as the term is defined in RCRA, resulting from Seller's operation of any of the Assets or conduct of the Business which would constitute or have constituted a violation of Law, or give rise to an obligation by Seller, its assigns or its successors in interest to provide notification or disclose such spill, release or discharge to the U.S. Department of Environmental Protection or the Ohio Department of Environmental Protection to effect any environmental cleanup or remediation; and

     (v) No federal, state or local government or agency has asserted or created an Encumbrance upon any or all of the Assets or, to Seller's knowledge, the Premises as a result of any use, spill, release, discharge or cleanup of any hazardous substance or waste, as those terms are defined in CERCLA, SARA or RCRA, nor has any such use, spill, release, discharge or cleanup occurred which could result in the assertion or creation of such an Encumbrance.

     5.9 Taxes. Except as provided in Section 8.2, there are, and by reason of the consummation of the transactions contemplated hereby there will be, no Tax (as defined below) liabilities of Seller which could result in any transferee liability to Buyer or could attach to the Assets. Seller has paid or will pay when due all Taxes relating to Seller or to the Business or the Assets which are payable for or attributable to the periods (or the portion thereof) up to and including the Closing Date. Seller has filed, or will file when due, all Federal, state, local and provincial and other foreign income, franchise and other Tax reports and Tax returns required to be filed by Seller relating to Seller or the Business or the Assets for the periods (or the portion thereof) up to and including the Closing Date. There is no unpaid assessment or proposed assessment by any taxing authority for additional Taxes. There are no Encumbrances for Taxes upon the Assets. Except as set forth on Schedule 5.9, there have been no audits of any of Seller's Tax returns for the past five (5) years. There have been no extensions of the statutes of limitations applicable to the assessment of additional Taxes granted by Seller during the past five (5) years. As used in this Agreement, "Tax" or "Taxes" shall mean taxes of any kind to the extent properly due and payable to any taxing authority of the United States (federal, state or local) or any other country or jurisdiction including, without limitation, (a) income, gross receipts, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies, or other assessments of any kind, (c) interest, penalties, and additions to tax imposed with respect to the above taxes, and
(d) any damages, costs, expenses, fees or other liability arising from such Tax or Taxes.

     5.10 Litigation. Except as set forth on Schedule 5.10, Seller is not engaged in or a party to, any legal or administrative action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency ("Litigation") against, relating to or affecting Seller, the Business, the Assets or the transactions contemplated hereby, and, to the knowledge of the Seller, no such Litigation has been threatened. To the knowledge of Seller, there is no basis for any such Litigation. Except as set forth on Schedule 5.10, there are no outstanding orders, injunctions, awards, rulings, decrees, judgments or stipulations to which Seller is a party or by which Seller, the Business or the Assets are bound, or which challenge or otherwise relate to the transactions contemplated by this Agreement. Schedule 5.10 sets forth a true, complete and accurate list of all Litigation since January 1, 1993 involving the Business and/or Assets (including, but not limited to, the Products and the Intellectual Property). Except as set forth on
Schedule 5.10, since January 1, 1993 no product liability claims with respect to the Seller's products have been filed under the Seller's insurance policies and the Seller is not and has not been a party to any Litigation relating to any product liability claims and, to Seller's knowledge, no such Litigation is threatened. Except as set forth on Schedule 5.10, there have been no voluntary recalls for safety, labeling, health or any other reasons, or any required product recalls or notifications with respect to the products of Seller made by any governmental, administrative or regulatory instrumentality, body or agency.

     5.11     Intellectual Property.  Except as set forth on
Schedule 5.11, Seller owns the Intellectual Property free and clear of any payment or Encumbrance, and no event has occurred which, with notice or the passage of time, or both, would allow any party to exercise any right of reversion with respect to any Intellectual Property. A complete and correct listing of all patents, patent applications, trademarks, trademark applications and registrations, trade names, trade styles, service marks, service mark applications, service names, copyrights and copyright applications and registrations included in the Intellectual Property is set forth in Schedule 1.1(f). Except as set forth on
Schedule 5.11, all filings necessary prior to the date hereof to make or continue to make all trademarks and trademark registrations valid have been properly made. Except as set forth in Schedule 5.11, there is no claim or demand of any person, firm or corporation pertaining to, or any pending or, to Seller's knowledge, threatened proceedings which challenge the right of Seller in respect of any of the Intellectual Property, and no such claims or demands have been made and no such proceedings have been pending since January 1, 1993. Except as set forth on Schedule 5.11, Seller's activities regarding the Business, as presently conducted, including, without limitation, the use of any of the Intellectual Property, does not infringe or has not infringed the intellectual property rights of others, and, to Seller's knowledge, no activity which is contemplated by Seller in the conduct of the Business, including, without limitation, the use of any of the Intellectual Property relating to the Products under development by the Seller as of the Closing, will infringe the intellectual property rights of others. Seller has received no notice from any other party suggesting any conflict with the Business as presently conducted, or as contemplated to be conducted, and any intellectual property rights of others. Except as set forth on Schedule 5.11, none of the Intellectual Property is subject to any outstanding order, ruling, decree, injunction, restriction, judgment or stipulation, and there is no pending, or to the knowledge of Seller, threatened proceeding to subject any Intellectual Property thereto. All of the Intellectual Property is subsisting, valid and enforceable. To Seller's knowledge, no person is currently infringing upon or misappropriating the Intellectual Property. Except as set forth on Schedule 5.11, the Seller has paid and/or filed, as the case may be, all of its patent maintenance fees and all trademark declarations, renewals and fees which were due and/or payable prior to the date hereof. Except for Seller's "MedPlus" trademark and the Intellectual Property set forth on Schedule 1.1(f), Seller does not own or license any trademark, trade name, trade style, service mark, service name, copyright, patent, trade secret or other intellectual property in connection with the manufacture, assembly, sale, promotion or marketing of the Products.

     5.12 Conduct of Business. Since December 31, 1997, there has not been any material adverse change in the operations or condition of the Business or the Assets. Without limiting the generality of the foregoing, since December 31, 1997, Seller has caused the Business to be conducted only in the ordinary course and has not (with respect to the Business):

     (i) incurred or entered into any agreement or commitment which resulted or will result in an expenditure exceeding
$100,000, other than in the ordinary course of business;

     (ii) except as previously provided to Buyer in writing, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer, employee, distributor, sales representative or agent of Seller, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement, allowance, severance or vacation pay or other employee benefit, to any such director, officer, employee, distributor, sales representative or agent of Seller, except for changes in the ordinary course of business consistent with past practices;

     (iii) sold, transferred, leased or otherwise disposed of any of its assets, other than Inventory in the ordinary course of business, or waived or released any rights with respect to the Business or the Assets, or disclosed any confidential business information to any prospective buyer other than Buyer;

     (iv) amended in any material respect, transferred or granted any rights under, or terminated, as applicable, any Contract, Permit, or Intellectual Property;

     (v) subjected any of the Assets to any Encumbrance or created or consented to any Encumbrance;

     (vi) suffered any damage, destruction or casualty loss (whether or not covered by insurance), or suffered the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, properties, business or prospects of the Business;

     (vii) changed any accounting practices or policies or restated any historical financial information; or

     (viii) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in subclauses (i) through (viii) of this Section 5.12.

     5.13 Employees. There is no labor strike, lockout or work stoppage pending or, to the knowledge of Seller, threatened against or involving Seller and relating to the Business. Except as set forth on Schedule 5.13, and except for oral arrangements with its employees at-will, who may be terminated by Seller with or without cause, Seller is not a party to any contract for the employment of any employee employed by Seller in connection with the Business or collective bargaining agreement relating to any employee with respect to Seller. There is no pending or, to the knowledge of Seller, threatened representation question respecting any employees. Except as listed on Schedule 5.13, there are no disputes presently subject to any grievance procedure, arbitration or litigation under such agreements, nor is there any default, or any event which by notice and/or passage of time or both, will become a default, under any such agreements, by Seller or any other party thereto. No person employed by Seller in connection with the Business has delivered notice of his or her intention to resign or retire. Schedule 5.13 hereto sets forth the name and position, title or function with respect to each person employed by Seller in connection solely with the Business. Seller has previously provided to Buyer in writing true, correct and complete information regarding the salary or wages, accrued severance and vacation pay with respect to such employees as of the date hereof and all severance pay and vacation which will accrue as a result of the transactions contemplated hereby. Seller has withheld all amounts required by Law or contract to be withheld from the wages or salaries of such employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for such employees. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to the Business and its employees or employee benefits.

     5.14 Insurance. Schedule 5.14 sets forth a true and complete list of all policies of insurance in force relating to the Business or the Assets setting forth the applicable underwriter, type of coverage, policy number and policy periods. All such policies set forth in Schedule 5.14 attached hereto are in full force and effect; all premiums with respect thereto have been paid; and no notice of cancellation or termination has been received with respect to any such policy. All such insurance policies will be maintained by Seller and shall continue in full force and effect up to and including the Closing Date. Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion, and there are no claims by Seller against any of such policies as to which any insurance company is denying liability or defending under a reservation of rights clause. Seller has not received notice of, and there are no outstanding, requirements or recommendations by any insurance company that issued a policy, or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority, requiring or recommending any repairs or other work to be done or requiring or recommending any equipment or facilities to be installed.

     5.15 Employee Benefit Plans. Schedule 5.15 sets forth each pension, retirement, profit-sharing, deferred compensation, employee reimbursement, stock bonus, phantom stock or other similar plan; each medical, vision, dental or other health plan; each life insurance plan; each employment agreement; each severance agreement or arrangement; each salary continuation program; and any other employee benefit plan, including, without limitation, any "employee benefit plan" ("ERISA Benefit Plan") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which constitutes an obligation or liability of Seller and/or which Seller sponsors for the benefit of any current or former employees (or their beneficiaries) of Seller, or under which current or former employees (or their beneficiaries) of Seller are eligible to receive benefits (collectively, the "Plans"). Seller has made available to Buyer complete and correct copies of all Plans together with the most recent report on Form 5500 including schedules thereto for each Plan required to file such report. All ERISA Benefit Plans have been operated and maintained in compliance in all respects with the provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder. There is no pending or, to the Seller's knowledge, threatened litigation relating to the Plans. All contributions required to be made on or prior to the Closing Date under the terms of any Plan have or will be made.
 There is not, and as of the Closing Date there will not be any, accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived with respect to any ERISA Benefit Plan. No plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to which Seller could incur any tax or liability for which an exemption has not been received from the Department of Labor and/or the Internal Revenue Service, as applicable. No "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30 day reporting requirement has not been waived has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA which would subject Seller or any of the Assets to any liability. Seller does not currently participate in, has not incurred, does not expect to, and will not, as a result of the transactions contemplated herein, incur any unpaid withdrawal liability under any "multiemployer" plan as described under Section 4001(a)(3) of ERISA. Seller has not in the past and does not presently discriminate with respect to any Plan in violation of applicable Law (including, without limitation, ERISA).

     5.16 Worker's Compensation; Unemployment Insurance. Seller is an employer in good standing under Ohio and other applicable unemployment insurance and worker's compensation laws.
 The worker's compensation and unemployment insurance ratings and contributions of Seller are set forth in Schedule 5.16 hereto. Seller has no knowledge of any proposed increase therein and knows of no conditions or circumstances which might result in such increase.

     5.17 Condition of Assets. The Equipment to be transferred to Buyer, and to Seller's knowledge, the Premises are, and will on the Closing Date be, well maintained and in good working order. Seller has not within the past three years made any, and there are no pending, claims against suppliers or manufacturers of any of the Assets with respect to breach of warranty or quality or condition of the Assets.

     5.18 Included Assets. The Assets to be transferred to Buyer on the Closing Date (i) together with the services and arrangements to be provided by Seller pursuant to the Transition Services Agreement (as herein defined) and the assets set forth in
Schedule 1.2 comprise all the assets and services necessary to enable Buyer to operate the Business in the same manner as the Business is presently operated by Seller, and (ii) include all of the assets used, useful, usable, acquired for use, or arising or existing solely in connection with the Business (other than, with respect to clause (ii), the Excluded Assets). The Assets are not used in connection with any operations of the Seller other than the Business.

     5.19 Undisclosed Liabilities. There are no liabilities or obligations whether accrued, absolute, contingent or otherwise that may be asserted against Seller with respect to the Assets or the Business except (i) Retained Liabilities and (ii) liabilities and obligations which are disclosed in this Agreement and the Schedules hereto.

     5.20 COBRA. Seller has complied in all respects with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

     5.21 Disclosure. No representation or warranty of Seller contained in this Agreement and no Schedules attached hereto and no Ancillary Seller Document to be delivered at the Closing by Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     5.22 Brokers or Finders. No broker or finder has been involved in this transaction on behalf of Seller and Seller will not be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Seller's part.

     5.23 Books and Records. The books of account and other financial and corporate records of Seller relating to the Business which are included in the Assets are in all material respects complete and correct, are maintained in accordance with Seller's past business practices, and are accurately reflected in the Financial Statements.


SECTION 6.  Representations and Warranties of Buyer.

     Buyer hereby represents and warrants to Seller as follows:

     6.1 Corporate Organization and Authorization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all other instruments and documents to be executed and delivered by Buyer in connection herewith (collectively, the "Ancillary Buyer Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and all Ancillary Buyer Documents have been or will be, duly authorized, executed and approved by all necessary and proper corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, and all Ancillary Buyer Documents, when executed and delivered, will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

     6.2 No Violation or Conflict. Neither the execution and delivery of this Agreement or any Ancillary Buyer Document by Buyer nor the consummation of the transactions contemplated hereby will violate, conflict with, result in the breach of or modification of or default under, or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation, as amended and restated, or By-Laws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award, stipulation or any Law to which Buyer is subject, or constitute a default thereunder, or result in the creation or imposition of any Encumbrance thereunder upon any of the properties or assets of Buyer, other than those which would not materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby.

     6.3 Consents, Approvals or Authorizations. Except as may be required under the HSR Act, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, governmental, public or regulatory body or authority is required in connection with the execution and delivery of this Agreement or any Ancillary Buyer Document by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby. No consent, approval or authorization of any person, partnership, corporation or other entity is required in connection with the execution or delivery of this Agreement or any Ancillary Buyer Document by Buyer or the consummation by Buyer of any of the transactions contemplated hereby and thereby.

     6.4 Brokers or Finders. No broker or finder has been involved in this transaction on behalf of Buyer and Buyer will not be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Buyer's part.


SECTION 7.  Investigation by Buyer.

     Until the Closing Date and subject to the terms of that certain letter agreement between Buyer and Seller, dated November 21, 1997, Buyer, through its agents and employees, may conduct such investigation of the Business as Buyer may determine. During the course of such investigation, Seller agrees to cause the facilities, books, records, personnel, accountants, distributors, sales representatives and agents of Seller to be made available for review or interview by such agents and employees of Buyer during normal business hours on reasonable notice and to provide or cause to be provided to Buyer such other information with respect to Seller as Buyer shall reasonably request. No investigation of the Business by Buyer either prior to, on, or after the date hereof shall affect Buyer's right to rely upon, or Seller's responsibility for the accuracy of, the representations and warranties of Seller contained herein.


SECTION 8.  Covenants.

     8.1 Preservation of the Business. Between the date hereof and the close of business on the Closing Date, Seller will
(i) cause the Business to be conducted only in the ordinary course, (ii) preserve the Business, Assets and properties of the Business intact, (iii) consistent with efficient and economical management, retain the services of the present employees, distributors, sales representatives and agents of Seller and preserve Seller's business relationships with customers, suppliers and others, and (iv) not take, or permit or suffer to be taken, any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing that would cause the representations and warranties made by it herein not to be true, correct and accurate as of the Closing.

     8.2 Sales and Transfer Taxes. All transfer, sales, use, documentary or other taxes, penalties and interest imposed upon the transfer of the Assets and any fees payable in connection with such transfer shall be paid by the Seller. Seller's liability for such taxes, penalties, interest and fees shall be considered a Retained Liability for purposes of this Agreement. At Seller's request, Buyer shall provide to Seller a Reseller's Certificate and/or other documentation reasonably requested by Seller to assist Seller in reducing and/or eliminating any such tax liability.

     8.3 Further Assurances. From time to time after the Closing, at Buyer's request and without further consideration, Seller shall execute and deliver or cause to be executed and delivered such other and further instruments of conveyance, assignment and transfer, and take or cause to be taken such other action, as Buyer may reasonably require for the more effective conveyance and transfer of the Assets to Buyer and the fulfillment of Seller's obligations hereunder. From time to time after the Closing, at Seller's request and without further consideration, Buyer will execute and deliver or cause to be executed and delivered such other and further instruments of assumption and take such other action as Seller may reasonably require for the more effective assumption by Buyer of the Assumed Liabilities and the fulfillment of Buyer's obligations hereunder.

     8.4 Post Closing Access; Preservation of Records. From and after the Closing Date, Buyer and Seller shall make available to each other and each other's agents, as the case may be, all books, records and documents relating to the Business as carried on prior to the Closing Date (and, to the extent relevant to any amounts payable following the Closing pursuant to Sections 3, 8 or 9, after the Closing Date) during regular business hours as may be reasonably requested by Buyer or Seller; provided, however, that such access to such books, records and documents shall not unreasonably interfere with the normal operation of Buyer or Seller. Both parties shall preserve all records and documents relating to the Business as carried on prior to the Closing Date for the period required by applicable Law with respect to such records.

     8.5 Notification of Certain Matters. Seller and Buyer each agree to give prompt notice to each other of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing Date. In particular, between the date of this Agreement and the Closing, each party shall give notice to the other promptly upon becoming aware of (a) any material inaccuracy in a representation or warranty made by the party providing notice and set forth in
Section 5 or Section 6, as the case may be, or in any Schedule or
(b) any event or state of facts which, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation, warranty and/or Schedule to be materially inaccurate. Any such notice shall describe such inaccuracy, event or state of facts in reasonable detail. Any information included in any such notice shall constitute a representation or warranty as though made in Section 5 or Section 6 hereof, as the case may be, but shall not affect the conditions to Buyer's and Seller's obligations contained in subsection 10(b) or 11(b), as the case may be, that the representations and warranties of the other party shall be true in all material respects on and as of the date of this Agreement and as of the Closing as though made at such time (without modification by any notice provided pursuant to this Section).

     8.6 Creditors. Seller shall pay in full when they become due (either prior to or after the Closing) all amounts owed to any creditor of the Business to the extent such debt, liability or other obligation was incurred by Seller prior to the Closing, and shall at or prior to the Closing pay in full any creditors holding Encumbrances on the Assets or otherwise cause such creditors to release such Encumbrances on the Assets and shall provide to Buyer evidence of such releases including, where applicable, any UCC-3 termination statements.

     8.7 Retained Liabilities. Following the Closing, Seller shall perform in a timely manner all of its obligations, as and when required, in connection with the Retained Liabilities.

     8.8 Removal of Obsolete and Unusable Inventories. Seller shall remove from the Premises, at its sole cost and expense, all obsolete and unusable inventory not included in the Inventory not later than ten (10) days after the Closing Date.

     8.9 Provision of Financial Information. Upon a determination by Buyer, in its sole discretion, that the rules and regulations of the Securities and Exchange Commission require Buyer to file or publish audited or unaudited financial statements of Seller, Seller shall take all necessary action to provide Buyer with such audited or unaudited financial statements as Buyer shall request. The cost of obtaining such audited and unaudited financial statements shall be paid by Buyer. The obligation of Seller to provide such financial information shall survive the Closing for a period of two years.

     8.10 No Shopping. Between the date hereof and the Closing Date, Seller shall not, directly or indirectly, through any subsidiary, director, officer, employee, advisor, agent or otherwise, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the Assets or the Business (a "Transaction"), or participate in any negotiation regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Transaction, and (ii) except in the ordinary course of business, in connection with the transactions contemplated hereby, or with the prior written consent of Buyer, disclose, directly or indirectly, to any person any information concerning the Business or afford to any person access to the properties, books or records of Seller relating to the Business. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Transaction.

     8.11 Post-Closing Allocation of Liability for Certain Items. Any returns of products sold by Seller prior to the Closing which are received by Buyer from any customer of the Business within one hundred fifty (150) days following the Closing and which are in excess of the historical level of product returns of the Business shall be for the account of Seller and shall create a liability from Seller to Buyer, which shall be paid promptly by Seller. Such liability shall be equal to the amount returned and/or credited to such customer by Buyer with respect to such returned product. In the event Buyer shall subsequently resell any product which is physically returned by a customer, Buyer shall remit to the Seller an amount equal to the lesser of the price at which such product was resold (less any amounts incurred by Buyer to repair such product) or the amount remitted to Buyer with respect to such returned product pursuant to this
Section 8.11.

     8.12      Covenant Not To Compete; Business Information;
Employees. As an inducement and necessary incident to Buyer's acquisition of the Assets, Seller agrees that:

     (a) For a period of five (5) years following the Closing Date, Seller shall not, and shall not cause or permit any subsidiary of Seller to, without the express prior written consent of the Buyer, directly or indirectly, anywhere in the world, whether for itself or for any other person or entity, and whether as a proprietor, principal, shareholder (other than as holder of less than five percent (5%) of the stock of a corporation whose shares are publicly traded), lender, partner, agent, director, officer, employee, consultant, independent contractor, joint venturer or in any other capacity whatsoever, at any time during the period of time described above, enter into or engage in any business, enterprise or activity which competes with the Business as presently conducted or as may be conducted on the Closing Date.
 Notwithstanding anything contained herein to the contrary, Buyer acknowledges that Seller's subsidiary, FutureCORE, Inc., may compete with any consulting service business provided by Buyer in connection with Buyer's operation of the Business following the Closing.

     (b) Seller agrees from and after the Closing Date to preserve the confidentiality of all confidential information related to the Business, including, without limitation, all trade secrets, customer lists, identity of suppliers and distributors, methods of production and all confidential Intellectual Property. Seller agrees that, for a period of five (5) years from the Closing Date, it shall not, directly or indirectly, induce or attempt to induce, or assist others in inducing or attempting to induce any person who was employed by Seller in connection with the Business and is employed by Buyer on or after the Closing Date to terminate his or its relationship with Buyer or in any other manner to interfere with the relationship between Buyer and any such person.

     (c) Seller acknowledges that the restrictions set forth in this Section 8.12 are reasonable in light of the scope of the operations conducted by the Division. Buyer shall be entitled to specific performance, injunctive, and other equitable relief for the enforcement of the provisions of this Section 8.12 by a court of competent jurisdiction, it being acknowledged and agreed by Seller that any breach or threatened breach hereof will cause irreparable injury to Buyer for which money damages alone will not provide an adequate remedy. The rights and remedies set forth in this Section 8.12 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.
 If any provisions of this Section 8.12 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, such provision shall instead be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

     8.13     Use of Common Space.   Following the Closing, Buyer
and Seller shall share space and certain services in accordance with the Transition Services Agreement.

     8.14     Collection of Receivables.    Buyer shall use
reasonable commercial efforts to collect the Receivables in full; provided, that Buyer shall not be required to retain any collection agency or resort to litigation or other extraordinary methods of collection. At the option of Buyer, Seller agrees to repurchase from Buyer, for an amount equal to the unpaid balance thereof (the "Repurchase Amount"), such Receivables which were included in the Assets and have not been collected by Buyer within one hundred fifty (150) days after the Closing Date. Buyer shall exercise its option hereunder by delivering written notice to Seller identifying those Receivables which have not been collected and which Buyer desires to have repurchased. Seller shall pay to Buyer the Repurchase Amount within thirty (30) days after its receipt of Buyer's notice. Any Receivables repurchased by Seller shall be transferred to Seller by Buyer free and clear of any liens, claims, charges or encumbrances, together with copies of any credit files or related information which Buyer may have pertaining thereto, and Seller may, at its option, pursue collection of such Receivable for its own account. Buyer shall promptly remit to Seller any amounts it receives in payment of a Receivable which has been repurchased by Seller. Seller shall promptly remit to Buyer any amounts received by it following the Closing in payment of any Receivable (other than repurchased Receivables).

     8.15 Assignments of Intellectual Property. Following the Closing, Seller shall use its best efforts to have an Assignment of Intellectual Property, in form satisfactory to Buyer, executed by Razvan Herdea and each of the employees set forth on Schedule 5.13, and shall thereafter assign all rights of Seller under such assignments to Buyer.

     8.16 Sublease of Premises. In the event that following the Closing, Buyer shall determine to sublease the Premises or assign or terminate the Real Estate Lease, Buyer shall first offer the opportunity to sublease the Premises or take an assignment of the Real Estate Lease to Seller at the monthly rent then paid by Buyer. In such event, Buyer shall notify Seller of its intention, and thereafter, the parties shall negotiate in good faith to reach agreement on the terms of such sublease or assignment; provided, that in the event the parties shall fail to agree upon such terms within ten (10) days of notice to Seller, then Buyer shall be entitled to sublease the Premises or assign the Real Estate Lease to a third party or to terminate the Real Estate Lease, as the case may be.


SECTION 9.  Employee Matters.

     9.1 Payments of Benefits by Seller. Except as otherwise provided herein, Seller shall retain liability for and shall pay or cause to be paid when due, whether before or after the Closing Date, to or for the benefit of all employees employed by Seller (and their eligible dependents) during all periods prior to and including the Closing Date all employee benefits accruing on or prior to the Closing Date, including without limitation, (i) all sickness, accident, and hospital claims or services; and (ii) all amounts in respect of service with Seller prior to and including the Closing Date in accordance with the terms and conditions of Seller's Plans.

     9.2 Worker's Compensation. Seller shall be responsible for payment of any premiums, premium deposits, interest, claims losses, retrospective adjustments and other amounts required to be paid to comply with the Ohio and other applicable worker's compensation laws for periods of coverage prior to and including the Closing Date, regardless of when the determination is made that such payment is required.

     9.3 Employee Claims. Seller agrees that it will remain liable for and will assume the administration and defense of any claims filed prior to or after the Closing Date by current or former employees of Seller with respect to matters arising prior to or on the Closing Date (including the claims of any employees of Seller who are not employed by Buyer) and that Seller will be responsible for payment of any sums due by Seller to the Ohio Department of Labor as of the Closing Date.

     9.4 Notices. Seller will timely give all notices required by law to be given to employees in connection with the sale of the Business and termination of employment of any employees by Seller. These notices shall include, but shall not be limited to, notices required, if any, under the Worker Adjustment and Retraining Notification Act and other similar statutes and regulations.


SECTION 10.  Conditions Precedent to the Obligation of Buyer.

     The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Buyer, on or prior to the Closing Date, of each of the following conditions:

(a) Corporate Authorization. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing, and Seller shall have delivered to Buyer certified copies of resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement, the Ancillary Seller Documents and the consummation of the transactions contemplated hereby and thereby.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by the President of Seller.

(c) Covenants and Agreements. Each and all of the covenants and agreements of Seller to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by the President of Seller.

(d) Instruments of Sale or Assignment. Seller shall have delivered to Buyer such bills of sale, endorsements, assignments, and instruments of transfer, assignment and conveyance as shall be reasonably required by Buyer for the transfer to Buyer of all of Seller's right, title and interest to and in the Assets, free and clear of all Encumbrances. Seller shall have obtained releases of any and all Encumbrances with respect to the Assets.

(e) No Adverse Order or Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Seller or Buyer of the transactions contemplated hereby, or any pending or threatened proceeding in which any person seeks such a remedy, or any governmental investigation, inquiry, objection or challenge with respect to the transactions contemplated hereby.

(f) Judicial, Governmental or Regulatory Approvals; Consents to Assignment. All judicial, governmental or regulatory consents, waiting periods, approvals or authorizations necessary to consummate the transactions contemplated by this Agreement shall have been obtained or expired prior to the Closing, including, but not limited to, the expiration of any waiting periods pursuant to the HSR Act. All consents required for the valid assignment of any Asset to Buyer (including, without limitation, all Contracts and Intellectual Properties) shall have been obtained by Seller for Buyer's benefit on such terms as shall be acceptable to Buyer in its reasonable discretion and shall be in full force and effect.

(g) Permits. Buyer shall have received all licenses and permits necessary to operate the Business in accordance with all applicable Federal, state, or local Laws, including those relating to environmental matters.

(h) Opinion of Counsel. Buyer shall have received from Dinsmore & Shohl and Moira J. Squier, Esq., counsel for Seller, opinions dated the Closing Date, in form reasonably satisfactory to Buyer.

(i) Employment Agreements. Gary Oppito, Dwayne Crawford, Laura Bolt, Neil Moore, David Steen and Chris Riggs shall have executed and delivered to Buyer the Employment Agreements, substantially in the forms attached hereto as Exhibit 10(i) hereto, and said Agreements shall not have been terminated.

(j) OptiMaxx Agreement. Seller shall have executed and delivered to Buyer an OptiMaxx Reseller Agreement in substantially the form attached hereto as Exhibit 10(j).

(k) FutureCORE Consulting Agreement. FutureCORE, Inc. shall have executed and delivered to Buyer a Consulting Agreement in substantially the form attached hereto as Exhibit 10(k).

(l) DiaLogos Letter of Intent. DiaLogos, Inc. shall have executed and delivered to Buyer a letter of intent in substantially the form attached hereto as Exhibit 10(l).

(m)     UDMS License Agreement.  Universal Document Management
Systems, Inc. shall have executed and delivered to Buyer a License Agreement in substantially the form attached hereto as Exhibit
10(m).

(n) Transition Services Agreement. Seller shall have executed and delivered to Buyer a Transition Services Agreement in substantially the form attached hereto as Exhibit 10(n).

(o)     Assignments.  Each of Gary Oppito, Dwayne Crawford, Laura
Bolt, Neil Moore, David Steen and Chris Riggs shall have executed and delivered to Buyer assignments of copyrights and other intellectual property relating to the Business created or developed by such person while in the employ of Seller, in substantially the form attached hereto as Exhibit 10(o).

     (p) All Documents and Proceedings Satisfactory to Buyer and its Counsel. All certificates and other documents to be delivered by Seller and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of Buyer and its counsel.


SECTION 11.  Conditions Precedent to the Obligation of Seller.

     The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date, of each of the following conditions:

(a) Corporate Authorization. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to Seller a certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the Ancillary Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

(b) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer.

(c) Covenants and Agreements. Each and all of the covenants and agreements of Buyer to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer.

(d) Instruments of Assumption. Buyer shall have delivered to Seller such instruments of assumption as shall be reasonably required by Seller for the assumption by Buyer of the Assumed
Liabilities.

(e) No Adverse Order or Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by an court of competent jurisdiction which prohibits the consummation by Seller or Buyer of the transactions contemplated hereby, or any pending or threatened proceeding in which any person seeks such a remedy, or any governmental investigation, inquiry, objection or challenge with respect to the transactions contemplated hereby.

(f) Judicial Governmental or Regulatory Approvals. All judicial, governmental or regulatory consents, waiting periods, approvals or authorizations necessary to consummate the transactions contemplated by this Agreement shall have expired or been obtained prior to the Closing, including, but not limited to, the expiration of any waiting periods pursuant to the HSR Act.

(g) Stock Purchase Agreement. The transactions contemplated by the Stock Purchase Agreement shall have been consummated.

(h) Opinion of Counsel. Seller shall have received from Raymond P. Ohlmuller, Vice President - Law and Assistant General
Counsel of the Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit 11(h) attached hereto.

(i) All Documents and Proceedings Satisfactory to Seller and its Counsel. All certificates and other documents to be delivered by Buyer and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the reasonable judgment of Seller and its counsel.


SECTION 12.  [Intentionally left blank]

SECTION 13.  Survival of Representations, Warranties and
Covenants.

     Each and every representation, warranty and covenant of Seller or Buyer contained in this Agreement, in any Schedule or in any certificate or instrument delivered pursuant hereto or in connection herewith shall survive the Closing until two (2) years after the Closing Date; provided, that notwithstanding the foregoing, (i) the covenants set forth in Section 14 and the first sentence of Section 8.13(b) shall survive the Closing indefinitely, (ii) any covenant for which a longer period is expressly provided for herein (including without limitation the covenants set forth in Section 8.13(a)) shall survive for the period so stated; (iii) and the representations and warranties set forth in Section 5.6(a) shall survive the Closing indefinitely; and (iv) the representations and warranties set forth in Section
5.9 shall survive until the termination (including waivers and extensions) of the applicable statute of limitations.


SECTION 14.  Indemnification.

     14.1 Indemnification by Seller. Except as limited herein, Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all losses, expenses, claims, charges, liabilities, damages or deficiencies, including, without limitation, interest, penalties, reasonable attorneys' fees and disbursements and any losses that may result from the granting of injunctive relief in any suit, action or proceeding (hereinafter collectively referred to as "Damages"), actually incurred by Buyer based upon, arising out of or otherwise in respect of (A) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Seller Document, (B) the breach of any of Seller's representations and warranties contained in this Agreement, in any Exhibit or Schedule hereto, or in any Ancillary Seller Document delivered in connection herewith, or (C) the Retained Liabilities.

     14.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Damages actually incurred by Seller which are based upon, or arise out of or otherwise in respect of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) the breach of Buyer's representations and warranties contained in this Agreement, in any Exhibit or Schedule hereto, or in any Ancillary Buyer Document delivered in connection herewith, (iv) claims, actions or other litigation involving Buyer (other than those for which Seller is obligated to indemnify Buyer), and (v) the operation of the Business by Buyer from and after the Closing Date, including without limitation, products produced or sold by Buyer (other than to the extent Seller is obligated to indemnify Buyer).

     14.3 Notice of Circumstances. Promptly after receipt by Seller or Buyer of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification pursuant to any provisions of this Agreement, such party shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or in sufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstance known by the indemnified party with respect to such Circumstance), the Indemnifying Party shall not be liable to the party seeking indemnification to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any Circumstance involving the asserted liability of the party seeking indemnification. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the indemnified party shall have the right at its own expense to participate in the defense of such asserted liability.
 Under no circumstances shall the party seeking indemnification compromise any such asserted liability without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     14.4 Survival of Indemnification Obligations. The indemnification obligations for all claims relating to breaches of representations, warranties and covenants shall survive the Closing and shall be enforceable with respect to Damages for which a notice of Circumstance has been delivered prior to the expiration, if any, of the representation, warranty or covenant on which the indemnified party's claim is based.


SECTION 15.  Prorations.

     All rental charges, utility charges, water and sewer charges or similar regular periodic charges (the "Pro-Rated Liabilities") with respect to the Premises (other than any such charges included in the Prepaid Assets) shall be prorated between the parties on the basis of the actual number of days elapsed from the first day of such period to the Closing Date. All ad valorem real estate taxes, if any (other than any such taxes included in the Prepaid Assets), shall be prorated between the parties on a calendar year basis to the Closing Date. Seller will present to Buyer an invoice setting forth the appropriate proration of the described charges within thirty (30) days of the Closing Date.


SECTION 16.  Costs Incident to Preparation of Agreement.

     Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.


SECTION 17.  Parties in Interest.

     This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto, and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.


SECTION 18. Miscellaneous.

     18.1 Assignment; Successors and Assigns. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto in its sole and absolute discretion. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may assign, in whole or in part, its rights and obligations hereunder to an affiliated company.

     18.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, four days after mailing (one business day in the case of express mail or overnight courier service) as follows:

     If to Buyer:

     Becton, Dickinson and Company
     1 Becton Drive
     Franklin Lakes, New Jersey  07417
     Attention:  General Counsel
     Telecopy Number:  (201) 847-5361

     If to Seller:

     MedPlus, Inc.
     8805 Governor's Hill Drive, Suite 100
     Cincinnati, OH  45209
     Attention:  Moira J. Squier, Esq.
     Telecopy Number:  (513) 583-8884


     with a copy to:

     Charles F. Hertlein, Jr., Esq.
     Dinsmore & Shohl
     255 E. 5th Street
     Cincinnati, OH  45202
     Telecopy Number:  (513) 977-8327


or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 18.2 by any party hereto to the other party hereto.

     18.3 Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power of privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

     18.4 Entire Agreement. This Agreement and all agreements executed and delivered in connection herewith shall constitute the entire agreement among the parties with respect to the subject matter hereof and this Agreement supersedes all prior agreements or understandings of the parties relating thereto. Except as expressly stated herein, no party has made or is making any representations or warranties in connection with the transactions contemplated herein.

     18.5 Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

     18.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     18.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to the performed entirely within such state.

     18.8 Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     18.9 Captions. All section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections are to sections of this Agreement.

     18.10 Publicity. No press release or announcement concerning the existence of this Agreement or the transactions contemplated hereby shall be issued by any party without the prior consent of the other party, except as such release or announcement may be required by Law (including applicable federal and state securities laws, rules and regulations), provided that in each case the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     18.11 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     18.12 Allocation of Purchase Price. The allocation of the Purchase Price among the Assets and the covenant not to compete in Section 8.13 for purposes of Section 1060 of the Code shall be determined by the parties after the Closing in accordance with the methods of allocation set forth in Schedule 18.12 hereof, and each party agrees to file all Tax returns and Tax reports in a manner consistent with such allocation.

     18.13 Knowledge. As used herein, "knowledge" of Seller shall mean its actual knowledge after diligent inquiry.

     18.14 No Set-Off. Neither party hereto may apply and/or set-off against amounts due it or owed by it hereunder any payments due or made by either party under any other agreement of even date herewith between the parties.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                         BECTON, DICKINSON AND COMPANY


                         By:___________________________
                         Name:
                         Title:

                         MEDPLUS, INC.

                         By:_____________________
                           Name:
                           Title:

Index to All Exhibits and Schedules to Asset Purchase Agreement

Exhibit 3.5 Royalty Calculation
Schedule 1.1(b), Products
Schedule 1.1(c), Executory Contracts
Schedule 1.1(f), Intellectual Property
Schedule 1.1(g), Licenses, Product Registrations, Permits
Schedule 1.1(h), Machinery, Equipment, Furniture, Fixtures
Schedule 5.4, Consents Required
Schedule 5.5, Financial Statements
Schedule 5.9, Tax Audits
Schedule 5.10, Litigation since 1993
Schedule 5.11, Encumbrances on Intellectual Property
Schedule 5.13, Employees
Schedule 5.14, Insurance Policies
Schedule 5.15, Employee Benefit  Plans
Schedule 5.16, Worker's Compensation/Unemployment


Exhibit 99.1
News Update
FOR IMMEDIATE RELEASE             CONTACT: Philip S. Present II
                                           Chief Operating Officer
                                           MedPlus, Inc.

BECTON DICKINSON ACQUIRES MEDPLUS' INTELLICODE DIVISION FOR $17.4
MILLION AND MAKES INVESTMENT OF $2 MILLION IN COMMON STOCK

CINCINNATI, OH, JANUARY 30, 1997 * MedPlus, Inc. (NASDAQ: MEDP) today announced that Becton, Dickinson and Company acquired IntelliCode Intelligent Bar Coding Systems, a division of MedPlus, for an initial payment of $17.4 million in cash. The divestiture of IntelliCode also provides MedPlus with a five-year royalty arrangement based on future defined net revenues of that entity. Concurrent with the acquisition of IntelliCode, Becton Dickinson also purchased $2 million worth of shares of MedPlus common stock. In addition, Becton Dickinson signed an agreement pursuant to which it may resell MedPlus' OptiMaxx Document Archival and Retrieval Systems and it also contracted with MedPlus for specified laboratory consulting services from FutureCORE, Inc., a wholly-owned subsidiary of MedPlus.

The funds received from Becton Dickinson, which will generate a net pre-tax gain of approximately $14.8 million, will allow the Company to enhance its focus on delivering data management solutions for health care organizations. These include ChartMaxx Electronic Patient Record System, OptiMaxx and services delivered by FutureCORE, Inc., the consulting subsidiary of MedPlus with expertise in health care process improvement, consulting/implementation, automation and systems integration. In addition, the funds will be used to continue the Company's development of Web access to legacy systems capabilities.

Founded in 1991, MedPlus was the first company to introduce intelligent bar coding technology to the health care industry. With more than 700 health care customers worldwide, MedPlus has maintained a market leadership position for bar coding in health care. Becton Dickinson's acquisition will allow IntelliCode to continue expansion of its core technologies to include complementary applications and services for automated specimen and medication management.

Becton Dickinson (NYSE:BDX), headquartered in Franklin Lakes, New Jersey, manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health care professionals, medical research institutions and the general public. For the fiscal year ended September 30, 1997, Becton Dickinson had total revenues of $2.8 billion and net income of $300 million. A world leading supplier of sample collection products, the company was the first in the industry to make evacuated blood collection devices to improve the quality and safety of the pre-analytical diagnostic process.

MedPlus is a Cincinnati-based company that develops, sells and supports hardware and software solutions to address the needs of health care organizations. Offerings include electronic patient record systems, document archival and retrieval systems, object oriented workflow and document management systems and hospital, regional reference laboratory and physician office productivity consulting.

MedPlus notes that some of the statements made herein are forward-looking statements. As such, factors may occur which could cause actual events to differ materially from those anticipated in these statements. For example, while MedPlus believes the acquisition will allow it to enhance its focus on delivering data management solutions for health care organizations and to continue the Company's development of Web access to legacy systems capabilities, other uses may arise for the resources made available to MedPlus as a result of this acquisition which the Company may deem to be more appropriate than those mentioned herein.

###

Exhibit 99.2
FOR IMMEDIATE RELEASE             Contact: Philip S. Present, II
                                           Chief Operating Officer

                                             513-583-0500


      MEDPLUS SUBSIDIARY DELAYS INITIAL PUBLIC OFFERING


CINCINNATI, January 30, 1998 -- MedPlus, Inc. announced today that its wholly owned subsidiary, Universal Document Management Systems, Inc. (UDMS), is withdrawing its proposed initial public offering of 2,600,000 shares of common stock as a result of the existing market for initial public offerings. UDMS had planned to acquire nine companies in the design automation software and services business, with acquisition costs to be funded by the proceeds of the offering, and to change its name to Synergis Technologies, Inc. UDMS is currently planning to delay the offering until market conditions improve and may restructure the offering at that time. In the event the offering is not completed prior to the release of MedPlus' fourth quarter earnings results, which release is expected to occur in late March or early April, MedPlus would record a pretax charge to earnings of approximately $3.3 million for the fourth quarter of 1997 relating to the write off of costs associated with the acquisitions and the offering.

"Our underwriters have informed us that the current market conditions for initial public offerings are extremely unfavorable," stated MedPlus President Richard A. Mahoney. "Rather than proceed with the offering under less than optimum circumstances, we felt it would be in the best interests of our shareholders to delay the offering at this time until more favorable market conditions prevail.

UDMS develops integrated workflow, document management and application development software that offers IT departments rapid design, prototyping and deployment of workflow and document management applications. Its products are used in companies such as PPG Industries, GE Plastics and Abbott Laboratories.

MedPlus is a publicly traded (NASDAQ:MEDP), Cincinnati-based company that develops, sells and supports hardware and software solutions to address the needs of health care organizations. Product offerings include electronic patient records systems, optical document archival and retrieval systems, object-oriented workflow and document management systems and hospital, reference laboratory and physician office productivity consulting.

MedPlus notes that some of the statements made herein are forward-looking statements. As such, factors may occur which could cause actual events to differ materially from those anticipated in these statements. For example, although MedPlus intends to go forward with the IPO when market conditions improve, because MedPlus has no means of knowing when market conditions may improve to its satisfaction, there is no guarantee that, at such time, each of the companies to be acquired by UDMS and/or the current underwriters will desire to remain involved in the transaction.
In addition, although it is not MedPlus' intention at this time, MedPlus could determine that it is in the best interests of its shareholders to abandon the IPO in light of factors beyond the control of MedPlus, such as market conditions over the next few months and/or and increase in competition in the design automation software and services business.

###